Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended March 31, 2024

Chicago, IL, May 15, 2024 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended March 31, 2024.

“Our first quarter showed a mixed bag within our revenue streams.  Demand for direct enterprise sales was light at the beginning of the quarter, however we recorded the best quarterly renewal percentage in the Company's history. We continue to focus on strategic targeting of industries and business that we feel are in need of our services.  RemoteMore was behind budget for the quarter as demand was slow in the period, but is in conversation with numerous potential clients.  We are catiously optimistic that we can deliver on some of these discussions,” said Adam He, CEO of Professional Diversity Network. "Our NAPW network was bordering being cash flow positive for the first time, with non-cash items such as amortization pushing them into a slight loss position for the quarter, far less than any other recent quarterly period."

First Quarter Financial Highlights:

●	Total consolidated revenues for the three months ended March 31, 2024 decreased $228,000, or 11.7% percent, as compared to the same period in the prior year.

●	On March 31, 2024, cash balances were approximately 97,000 as compared to $628,000 on December 31, 2023. Working capital deficit from continuing operations on March 31, 2024, was approximately $1,753,000 as compared to $1,107,000 on December 31, 2023.

Financial Results for the Three Months Ended March 31, 2024

Revenues

Total revenues for the three months ended March 31, 2024 decreased approximately $228,000, or 12% percent, to approximately $1,727,000 from approximately $1,955,000 during the same period in the prior year. The decrease was predominantly attributable to a reduction in demand for contracted software development as compared to the same period in the prior year.

During the three months ended March 31, 2024, our PDN Network generated approximately $1,115,000 in comparable revenues compared to approximately $1,128,000 in revenues during the three months ended March 31, 2023, a decrease of approximately $13,000 or 1.2 percent.

During the three months ended March 31, 2024, NAPW Network revenues were approximately $127,000, compared to revenues of approximately $129,000 during the same period in the prior year, a decrease of approximately $2,000 or 1.2 percent.

During the three months ended March 31, 2024, RemoteMore revenue was approximately $485,000, compared to revenues of approximately $698,000 during the same period in the prior year, a decrease of approximately $213,000, or 30.5 percent.

Costs and Expenses

Cost of revenues during the three months ended March 31, 2024 was approximately $653,000, a decrease of approximately $422,000, or 39.2 percent, from approximately $1,075,000 during the same period of the prior year. The decrease was predominantly due to the aforementioned reduction in demand of contracted software development costs related to RemoteMore and reduced expenditures related to third-party services.

Sales and marketing expense during the three months ended March 31, 2024 was approximately $830,000, an increase of approximately $8,000, or 1.0 percent, from $822,000 during the same period in the prior year.

General and administrative expenses during the three months ended March 31, 2024 decreased by approximately $58,000, or 5.5 percent, to approximately $995,000, as compared to approximately $1,053,000 the same period in the prior year.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended March 31, 2024, we incurred a net loss from continuing operations of approximately $803,000, a decrease in the net loss of approximately $325000, compared to a net loss of approximately $1,128,000 during the three months ended March 31, 2023.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	March 31,	December 31,
	2024	2023
Current Assets:
Cash and cash equivalents	$97	$628
Other current assets	1,720	1,740
Total current assets	$1,817	$2,368
Long-term assets	3,860	3,959
Total Assets	$5,677	$6,327

Total current liabilities	$3,570	$3,475
Total long-term liabilities	261	283
Total liabilities	$3,831	$3,758

Total stockholders’ equity	2,341	3,048
Total stockholders’ equity – noncontrolling interests	(495)	(480)
Total liabilities and stockholders’ equity	$5,677	$6,327

Summary of Financial Operations

	Three Months Ended
	March 31,		Change	Change
	2024	2023	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$127	$129	$(2)	(1.2)%
Recruitment services	1,104	1,103	1	0.1%
Contracted software development	485	698	(213)	(30.5)%
Consumer advertising and marketing solutions	11	25	(14)	(56.3)%
Total revenues	$1,727	$1,955	$(228)	(11.7)%

Cost and expenses:
Cost of revenues	$653	$1,075	$(422)	(39.2)%
Sales and marketing	830	822	8	1.0%
General and administrative	995	1,053	(58)	(5.5)%
Depreciation and amortization	52	133	(81)	(61.3)%
Total pre-tax cost and expenses:	$2,530	$3,083	$(553)	(17.9)%

Consolidated net loss from continuing operations, net of tax	$(803)	$(1,128)	$325	(28.8)%

Basic and diluted loss per share:
Continuing operations	$(0.07)	$(0.11)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	11,481,178	10,016,603

Summary of Cash Flows from Continuing Operations

	Three Months Ended March 31,
Cash (used in) provided by continuing operations	2024	2023
Operating activities	$(543)	$(394)
Investing activities	(83)	(548)
Financing activities	95	700
Net increase in cash and cash equivalents from continuing operations	$(531)	$(242)

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow are reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three months ended March 31, 2024 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax expense (benefit).

The adjustments for the three months ended March 31, 2023 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax expense (benefit).

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Loss from Continuing Operations, net of tax	$(807)	$(1,109)
Stock-based compensation	83	33
Loss attributable to noncontrolling interest	15	52
Depreciation and amortization	52	133
Other (expense) income, net	2	(7)
Income tax expense (benefit)	2	(11)
Adjusted EBITDA	$(653)	$(909)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including National Association of professional Women (NAPW) and its brand, International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released May 15, 2024